United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

September 15, 2008

Date of Report

[Date of Earliest Event Reported]

BULLION MONARCH MINING, INC.

(Exact name of Registrant as specified in its Charter)

Utah	001-03896	20-1885668
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

299 East 950 South

Orem, Utah 84058

 (Address of Principal Executive Offices)

(801) 426-8111

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective as of July 1, 2008, Wayne E. Pearce, a member of the Board of Directors of Bullion Monarch Mining, Inc., a Utah corporation (the “Company”), resigned as a director of the Company.  Mr. Pearce’s resignation did not involve any disagreement with the Company’s management and was for personal reasons only.

On September 15, 2008, the Company’s Board of Directors unanimously resolved to appoint Larry L. Anderson, PhD, to serve on the Company’s Board of Directors.  Under the Board Member Agreement executed and delivered by the Company and Dr. Anderson on September 12, 2008, Dr. Anderson will serve until his prior resignation, termination or failure to be elected at an annual meeting of shareholders; will be paid $1,000 per month for his service as a Board member; is subject to a three year non-competition agreement following his term; is subject to non-disclosure requirements regarding proprietary information; and has agreed that all Inventions (as defined therein) shall be the sole property of the Company, among other terms and conditions.  Dr. Anderson was appointed to fill the vacancy created by Mr. Pearce’s resignation.

There are no family relationships between Dr. Anderson and any other director or executive officer of the Company or any nominee to become such.

During the past two years, there have been no material transactions, series of similar transactions or currently proposed other transactions with Dr. Anderson.

Item 7.01   Regulation FD Disclosure.

See Exhibit 99.1, Press Release dated September 18, 2008, a copy of which is attached hereto and incorporated herein by reference.  The Company reports that Dr. Larry L. Anderson, PhD, has been appointed to the Company’s Board of Directors, effective September 15, 2008.  Dr. Anderson possesses 45 years mining and fuel engineering experience.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit Description and Exhibit No.

99.1 Press Release

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

BULLION MONARCH MINING, INC.

Date:	09/18/2008	By:	/s/ R. Don Morris
R. Don Morris
President

2